Exhibit 99.2

PRESS RELEASE

Contact Information

TigerLogic Corporation

25A Technology Drive, Suite 100

Irvine, CA 92618

Thomas Lim, Chief Financial Officer

Phone: (949) 442-4400
Fax:     (949) 250-8187

thomas.lim@tigerlogic.com

TigerLogic — Clarification of MDMS Assets Being Divested to Rocket Software

October 17, 2013 - Irvine, Calif.

As announced on October 16, 2013, TigerLogic Corporation (Nasdaq: TIGR) signed a definitive agreement to divest its Multidimensional Database Management Systems (“MDMS”) business to Rocket Software, Inc. (“Rocket Software”) for gross proceeds of approximately $22 million in cash. The sale is expected to close within the fourth calendar quarter of 2013, and is subject to satisfaction of customary closing conditions.

To clarify, the MDMS assets being divested include D3, mvBase, mvEnterprise and the Pick connectivity products.

About TigerLogic:

TigerLogic Corporation (Nasdaq: TIGR) is a global provider of application development solutions for enterprises that need to launch easy and cost-effective e-business initiatives. TigerLogic’s offerings include cross-platform and mobile solutions for rapid application development, social media content aggregation, as well as search enhancement. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

This release contains forward-looking statements, including statements about the closing of the sale of the MDMS business, the anticipated use of proceeds therefrom and TigerLogic’s strategic focus. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to: TigerLogic’s ability to close and divest its MDMS assets successfully, without management disruption or other impacts on its ongoing operations, and to deploy the proceeds from the transaction towards support and growth of its Omnis and Postano platforms; the success of its research and development efforts; its ability to penetrate new markets and compete successfully in a highly competitive and rapidly changing marketplace; technical risks related to such products; the availability of adequate liquidity; and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S.

Securities and Exchange Commission, including but not limited to the most recent reports on Form 10-K and Form 10-Q, for factors potentially affecting TigerLogic’s future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.